Exhibit 99.1

PRESS RELEASE

For Immediate Release:  July 7, 2004

Contact:
Ronnie Lyon, VP/General Counsel
	Phone:	903-813-0377
rlyon1@airmail.net

Cap Rock Energy Announces Pruitt’s Cancellation of 10b-5-1 Trading Plan; Other Officers Forfeit Shares for Tax Obligations

MIDLAND, TX. — Cap Rock Energy Corporation (RKE) today announced that on July 1, 2004, David W. Pruitt, Co-Chairman/President/CEO cancelled his Rule 10b-5-1 Trading Plan previously entered into on April 13, 2004.  The Rule 10b-5-1 Trading Plan related to the sale of approximately 17,500 shares of Cap Rock Energy stock during the period commencing July 2, 2004, and ending December 31, 2004.  Pursuant to the Plan, USB Financial Services, Inc., an independent brokerage firm, would have sold the shares at various times and prices during the period.

The Company had awarded Mr. Pruitt 100,000 shares of stock in June 2003, half of which vested on July 2, 2004.  Mr. Pruitt’s intended purpose of the Plan for 2004 was to sell shares in order to meet tax obligations on those shares currently vesting.  In lieu of selling the 17,500 shares, Mr. Pruitt has forfeited those shares to the Company in order to meet those tax obligations.  The Company will hold the shares as treasury stock.  As a result of Mr. Pruitt’s cancellation of the Plan and the Company withholding certain shares, the need to sell the shares in the market is eliminated.  The remaining 32,500 shares of vested stock are restricted through various dates ending in April 2007.

Additionally, half of the 80,000 shares awarded to the other corporate officers in June 2003 vested on July 2, 2004.  These officers also forfeited a total of 14,000 shares in order to meet tax obligations on the vesting of the shares.  The remaining 26,000 vested shares are also restricted through various dates ending in April 2007.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas with service divisions in Stanton, Colorado City, Brady and Celeste, Texas   The Company also provides management services to the Farmersville Municipal Electric System.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward looking statements involve risks and uncertainties. Actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.